EXHIBIT 22 - IN REFERENCE TO ITEM 77.C


During the fiscal year ended December 31, 1995, Hyperion 2005 Investment Grade Opportunity Term Trust, Inc. ("Trust") shareholders voted on a proposal at a shareholders meeting on May 23, 1995 to approve or disapprove the Investment Advisory Agreement (the "Advisory Agreement"), dated February 17, 1993, between the Trust and Hyperion Capital Management, Inc. (the "Advisor"), including the proposed revision thereof.

				    Shares       Shares      Shares
				     Voted       Voted       Voted
				      For        Against     Abstain
Proposal

To approve or disapprove
the Investment Advisory
Agreement between the Trust
and Hyperion Capital
Management, Inc., including
the proposed revision thereof      18,193,218    371,510     388,077

Generally this amendment to the Advisory Agreement provides expressly that the Advisory Agreement does not waive any rights the Trust may have under Federal or state securities laws, modifies provisions regarding non-assignability, of the Advisory Agreement to track more closely the requirements in the 1940 Act and makes a number of minor stylistic or clarifying changes. A copy of the approved amended Advisory Agreement showing the approved revisions follows:


      HYPERION 2005 INVESTMENT GRADE OPPORTUNITY TERM TRUST, INC.

		      INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT made as of the 23rd day of May 1995 between Hyperion 2005 Investment Grade Opportunity Term Trust, Inc. (the "Trust") and Hyperion Capital Management, Inc. ("HCM").

				 WITNESSETH:

      WHEREAS, the Trust, a closed-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act") desires to appoint HCM as the investment adviser of the Trust's cash, securities and other properties.


      NOW, THEREFORE, the parties hereto agree as follows:

      1. Appointment and Status as Investment Adviser. The Trust hereby appoints HCM as the investment manager with respect to the cash, securities and other properties of the Trust (the "Investment Account") and HCM hereby accepts this appointment, on the terms and conditions set forth herein. HCM shall give the Trust the benefit of its best judgment, efforts and facilities in rendering its services as investment adviser.

      2. Management of Account. HCM represents that it is a registered investment adviser under the Investment Advisers Act of 1940, as amended. HCM shall supervise and direct, with full authority and at its discretion, on the Trust's behalf and at the Trust's risk, the investment of the assets contained in the Investment Account in such manner as HCM may deem advisable in accordance with the Trust's final Prospectus (the "Prospectus") and resolutions adopted by the Trust's Board of Directors (the "Investment Guidelines"), subject at all times to the policies and control of the Trust Board of Directors. HCM hereby acknowledges receipt of copies of the Prospectus and the Investment Guidelines in effect on the date hereof. The Trust will furnish HCM from time to time with copies, properly certified or authenticated, of all amendments or supplements to the foregoing, if any, and all documents, notices and reports filed with the Securities and Exchange Commission (the "SEC"). The Trust may from time to time amend the Investment Guidelines. HCM will not be bound to follow any amendment to the Investment Guidelines, however, until it has received written notice of the amendment from the Trust. HCM shall abide by any and all laws and regulations affecting or governing its activities as a registered investment adviser, whether or not any investment restrictions resulting from such laws and regulations are incorporated by the Trust into the Investment Guidelines. In the performance of its duties hereunder, HCM shall at all times conform to: (a) all applicable provisions of the 1940 Act, (b) the provisions of the Registration Statement (including the Prospectus) of the Trust under the 1940 Act, (c) the provisions of the Trust's Articles of Incorporation and the Trust's By-Laws, as amended from time to time, and (d) any other applicable provisions of federal and state law, and the rules of any applicable national securities organization.

      3. Brokerage. HCM shall be responsible for decisions to buy and sell securities for the Trust, broker-dealer selection, and negotiation of brokerage commission rates. HCM's primary consideration in effecting securities transactions shall be to obtain the best price and execution on an overall basis. In performing this function HCM shall comply with applicable policies established by the Board of Directors and shall provide the Board of Directors with such reports as the Board of Directors may require in order to monitor the Trust's portfolio transaction activities. In certain instances HCM may make purchases of underwritten issues at prices which include underwriting fees. The purchase price paid to dealers serving as market makers may include a spread between the bid and asked prices. To the extent that the execution and prices offered by more than one dealer are comparable, HCM may, in its discretion, effect transactions with dealers that furnish statistical, research or other information or services which HCM deems to be beneficial to the Trust's investment program. Such research services supplement HCM's own research. Research services may include the following: statistical and background information on the U.S. economy; forecasts and interpretations with respect to the U.S. money market fixed income markets; information on federal, state, local and foreign political developments; portfolio management strategies; performance information on securities, indices and investment accounts; information concerning prices of securities; the providing of equipment used to communicate research information; and the providing of access to consultants who supply research information. Certain research services furnished by dealers may be useful to HCM with clients other than the Trust. Similarly, any research services received by HCM through placement of portfolio transactions of other clients may be of value to HCM in fulfilling its obligations to the Trust. HCM is of the opinion that the material received is beneficial in supplementing its research and analysis; and therefore, it may benefit the Trust by improving the quality of HCM's investment advice. The advisory fee paid by the Trust shall not be reduced because HCM receives such services as HCM must evaluate information received as a result of such services, and thus receipt of such services does not reduce HCM's workload.

      4. Control by Board of Directors. Any management or supervisory activities undertaken by HCM pursuant to this Agreement, as well as any other activities undertaken by HCM on behalf of the Trust pursuant thereto, shall at all times be subject to any applicable directives of the Board of Directors of the Trust.

      5. Custody. The assets of the Investment Account shall be held by State Street Bank and Trust Company (the "Custodian"), which entity the Trust hereby represents has agreed to act as sole custodian for the Trust.

      6. Limit of Liability. (a) HCM shall be liable for loss only by reason of any act or omission taken or omitted as a result of its willful misfeasance, bad faith or gross negligence. HCM shall not be responsible for any loss incurred by reason of any act or omission of Trust, the Custodian or any other party; provided, however, that HCM will make such efforts as it deems reasonable to require that brokers, dealers and banks selected by HCM perform their obligations with respect to the Trust. HCM shall have no obligation to seek to obtain any material non-public ("inside") information about any issuer of securities, nor to purchase or sell, or to recommend for purchase or sale, for the Investment Account the securities of any issuer on the basis of any such information as may come into its possession.

	(b) The Trust shall indemnify HCM to the fullest extent permitted by law against any and all judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees incurred by HCM as the result of any action, suit or proceeding against HCM in its capacity as investment adviser of the Trust except to the extent that such action, suit or proceeding results from willful misfeasance, bad faith or gross negligence on the part of HCM in the performance of its duties under this Agreement.

	Nothing in this Agreement shall in any way constitute a waiver or limitation of any rights which the Trust may have under federal or state securities laws.

      7. Representations and Warranties of the Trust. The Trust represents and warrants to HCM that (a) this Agreement has been duly authorized, executed and delivered by the Trust and constitutes its valid and binding obligation, enforceable in accordance with its terms; (b) no governmental authorizations, approvals, consents or filings are required in connection with the execution, delivery or performance of this Agreement by the Trust; and (c) the execution, delivery and performance of this Agreement by the Trust will not violate or result in any default under the Trust's charter or by-laws, any material contract or agreement to which the Trust is a party or by which it or its assets (including the Investment Account) may be bound or to the best of its knowledge any statute or any rule, regulation or order of any government agency or body.

       8. Directions to HCM. All directions by or on behalf of the Trust to HCM shall be in writing signed either (a) by a director or officer of the Trust, or (b) by a duly authorized agent of the Trust. HCM shall not be liable for any act or omission taken or omitted in reliance upon any direction from the Trust signed in accordance with the immediately preceding sentence. HCM also shall not be liable for any act or omission taken or omitted in reliance upon any instrument, certificate or paper HCM reasonably believes to be genuine and to be signed or presented by the proper person or persons.

      9. Reports. HCM shall render to the Board of Directors of the Trust such periodic and special reports as the Directors may reasonably request.

      10. Services to Other Clients. The services of HCM to the Trust are not to be deemed to be exclusive, and HCM shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities, so long as its services under this Agreement are not impaired thereby. It is understood and agreed that officers or directors of HCM may serve as officers or directors of the Trust, and that officers or directors of the Trust may serve as officers or directors of HCM to the extent permitted by law; and that the officers and directors of HCM are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, trustees or directors of any other firm, trust or corporation, including other investment companies. HCM shall have no obligation to purchase or sell for the Trust, or to recommend for purchase or sale by the Trust, any security that HCM, its principals, affiliates or employees may purchase for themselves or for any other clients.

      11. Relationship with Affiliate. HCM is under common control with Ranieri & Co., Inc., a registered broker-dealer. HCM is the sole shareholder of Hyperion Distributors, Inc., a registered broker-dealer and member of the National Association of Securities Dealers, Inc.. HCM does not execute transactions with Ranieri & Co., Inc. as a broker-dealer for its clients, including the Trust.

      12. Expenses. The expenses connected with the Trust shall be allocable between the Trust and HCM as follows:

	(a) HCM shall furnish, at its expense and without cost to the Trust, the services of one or more officers of the Trust, to the extent that such officers may be required by the Trust, for the proper conduct of its affairs; travel expenses of employees and officers of HCM; office space, equipment, research services and supplies; expenses of maintaining accounts, books, and records, except to the extent such services are provided by a third party pursuant to a contract with the Trust; and

	(b) The Trust assumes and shall pay or cause to be paid all other expenses of the Trust, including, without limitation: payments to the Trust's administrator and underwriters; the charges and expenses of any registrar, any custodian or depository appointed by the Trust for the safekeeping of its cash, portfolio securities and other property, and any transfer, dividend or accounting agent or agents appointed by the Trust; brokers' commissions, chargeable to the Trust in connection with portfolio securities transactions to which the Trust is a party; all taxes, including securities issuance and transfer taxes, and fees payable by the Trust to federal, state or other governmental agencies; the costs and the expenses of engraving or printing of certificates representing shares of the Trust; all costs and expenses in connection with registration and maintenance or registration of the Trust and its shares with the SEC and various states and other jurisdictions (including filing fees, legal fees and disbursements of counsel); the costs and expenses of printing, including typesetting, prospectuses of the Trust and distributing supplements thereto, if any, to the Trust's shareholders; all expenses of shareholders and directors' meetings and of preparing, printing and mailing of proxy statements and reports to shareholders; fees and travel expenses of directors or director members of any advisory board or committee who are not "interested persons" of the Trust (as defined in the 1940 Act); all expenses incident to the payment of any dividend, distribution, withdrawal or redemption, whether in shares or in cash; charges and expenses of any outside service used for pricing of Trust's shares; charges and expenses of legal counsel, including counsel to the directors of the Trust who are not "interested persons" (as defined in the 1940 Act) of the Trust and of independent accountants, in connection with any matter relating to the Trust; membership dues of industry associations; interest payable on Trust borrowings; postage; insurance premiums on property or personnel (including offices and directors) of the Trust which inure to its benefit; extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto); and all other charges and costs of the Trust's operation unless otherwise explicitly provided herein.

      13. Delegation of Responsibilities. HCM may, but shall not be under any duty to, perform services on behalf of the Trust which are not required by this Agreement upon the request of the Trust's Board of Directors. Such services will be performed on behalf of the Trust and HCM's charge in rendering such services may be billed monthly to the Trust, subject to examination by the Trust's independent accountants. Payment or assumption by HCM of any Trust expense that HCM is not required to pay or assume under this Agreement shall not relieve HCM of any of its obligations to the Trust nor obligate HCM to pay or assume any similar Trust expense on any subsequent occasions.

      14. Non-Assignability. This agreement shall automatically terminate upon any assignment (as that term is defined in the 1940 Act) of this Agreement by HCM.

      15. Termination. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated without the payment of any penalty, by the Trust at any time, by the Board of Directors of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Trust or by HCM at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party.

      16. Notices. All notices and instructions with respect to securities transactions or any other matters contemplated by this Agreement shall be deemed duly given when delivered in writing to the addresses below or when deposited by first-class mail addressed as follows:

	(a)  To the Trust:

		  Hyperion 2005 Investment Grade Opportunity
		    Term Trust, Inc.
		  520 Madison Avenue
		  New York, NY 10022

		  Attention:  Mr. Louis C. Lucido
			      President

	(b)  To HCM:

		  Hyperion Capital Management, Inc.
		  520 Madison Avenue, 10th Floor
		  New York, NY 10022

		  Attention:  Mr. Kenneth C. Weiss
			      President

      17. Fees. In consideration of HCM's services provided under this Agreement, the Trust shall pay to HCM monthly compensation at an annual amount, calculated daily and paid monthly, equal to .65% of the Trust's average weekly net assets.

      18. Entire Agreement: Amendment. This Agreement states the entire agreement of the parties with respect to management of the Investment Account and may not be amended except by a writing signed by a duly authorized officer of each of the parties hereto.

      19. Governing Law. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

      20. Effective Date. This Agreement shall become effective on the day and year first written above.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their duly authorized officers as of the day, month and year first above written.


		 Hyperion 2005 Investment Grade
		   Opportunity Term Trust, Inc.



		 By:__________________________
		    Name:  Louis C. Lucido
		    Title: President

		    Hyperion Capital Management, Inc.



		By: _________________________
		    Name:  Kenneth C. Weiss
		    Title: President



		Date:  May 23, 1995


EXHIBIT A
(To Investment Advisory Agreement)

SCHEDULE OF FEES

Base Fee

      Hyperion Capital Management, Inc. ("HCM") will receive the following investment advisory fee pursuant to the Investment Advisory Agreement. The Trust shall pay to HCM a monthly fee which is equal to 0.65% per annum of the Trust's weekly net assets (which, for the purposes of determining such fee, shall be the average weekly value of the total assets of the Trust, minus the sum of accrued liabilities (including accrued expenses) of the Trust and any declared but unpaid dividends on the Trust's shares).